Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-226587 and 333-186578) on Form S-8 of our report dated June 18, 2026, with respect to the financial statements and the supplemental schedules of General Dynamics Corporation 401(k) Plan for Represented Employees.

/s/ KPMG LLP

McLean, Virginia
June 18, 2026